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                                  Exhibit 99(a)


Hercules Incorporated
Hercules Plaza
1313 North Market Street
Wilmington, DE 19894-0001
Release on Receipt                                   (302) 594-5000

98-22-B                    News Release
Hercules to Acquire Partner's Share of FiberVisions

WILMINGTON, Del., July 9, 1998...Hercules Incorporated (NYSE: HPC) today announced that it will acquire the 49% share of FiberVisions owned by its joint-venture partner Jacob Holm & Sons A/S (Denmark). The transaction is expected to close within 30 days, pending regulatory and other customary approvals. The purchase price was not disclosed.

FiberVisions will now operate as a wholly owned subsidiary of Hercules. Management expects the transaction to be accretive to earnings this year. FiberVisions is expected to add approximately $110 million to Hercules' consolidated revenues in 1998 and $280 million in 1999.

According to R. Keith Elliott, Hercules chairman and chief executive officer:
"We formed the FiberVisions joint venture to improve our competitive position and create a stronger, global supplier of thermal-bond fibers for the growing nonwovens industry.

 "In the past year, we have exceeded our projections for integrating the two businesses, improving costs by $30 million through consolidations, sharing best practices and supply arrangements," Elliott said. "Now that thermal-bond fiber has regained its competitive position in the market, we will continue to grow and meet the needs of our customers through technological innovation, cost improvement, and responsiveness to market trends."

In exiting the FiberVisions venture, Jacob Holm & Sons will pursue its strategy of becoming an investment company that participates in the consolidation and restructuring of downstream hygiene and other industries.

 FiberVisions was created in June 1997 as a combination of Hercules' Fibers Division and Jacob Holm & Sons' Danaklon Group. It is the world's largest producer of thermal-bond polypropylene staple fiber, serving major markets for disposable diapers and other hygienic products; it also produces textile fibers for automotive, decorative and industrial applications. FiberVisions has headquarters in Wilmington, Delaware, and manufacturing facilities in Athens and Covington, Georgia; Suzhou, China; and Varde, Denmark.


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Hercules manufactures chemical specialty products for a variety of markets worldwide. Its businesses include Aqualon water-soluble polymers, Paper Technology, Resins and Food Gums. With shareholder value as its guiding focus, the corporation concentrates on value-added, high-performance products where it has a market or technology advantage. For more information, visit the Hercules website at www.herc.com.

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This news release contains forward-looking statements and notice is included here to provide safe harbor under the Private Securities Litigation Reform Act of 1995. Media Contact: Amy Binder (302) 594-6905, abinder@herc.com Investor
Contact: Bob Gallant (302) 594-5254, rgallant@herc.com